Consent of Independent Registered Public Accounting Firm

We hereby consent to the use by reference of our report dated April 15, 2010 with respect to the consolidated financial statements of Ecotality, Inc. for the fiscal years ended December 31, 2009 and 2008 in the filing of the S-3 dated February 25, 2011.  We also consent to our firm being named under the “Experts” section of the S-3.

/s/
Weaver & Martin LLC
Kansas City, Missouri
February 25, 2011